Exhibit 23.4

Woods Process Services LLC
PO Box 51047,

Sparks NV 89435

Consent of Jeffrey L Woods, SME MMSA .

In connection with the Paramount Gold Nevada Corp. Annual Report on Form 10-K (the “Form 10-K”), the undersigned consents to:

i.
the filing of the technical report summary titled “Technical Report Summary on the Grassy Mountain Project, Oregon, U.S.A.” (the “TRS”), with an effective date of June 30, 2022, as an exhibit to and referenced in the Form 10-K;
ii.
the incorporation by reference of the TRS in the annual report on Form 10-K for Paramount Gold Nevada Corp. for the fiscal year ended June 30, 2022 (the “Form 10-K”), and in the Registration Statements on Form S-3 (333-238803) and Form S-8 (No. 333-205024 and No. 333-262857) (the “Registration Statements”);
iii.
the use of and references to our name in connection with the TRS, Form 10-K and the Registration Statements; and
iv.
the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

Woods Process Services LLC. is responsible for authoring, and this consent pertains to, the following Sections of the TRS: 1.4, 10.0, 14.0 etc

Dated October 13, 2022

By: Woods Process Services LLC

Name: /s/ Jeffrey L Woods SME MMSA

DOCPROPERTY "DocID" \* MERGEFORMAT DM3\9059805.1